Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Royal Energy Resources, Inc. for the registration of up to $50,000,000 in securities consisting of its common stock, warrants to purchase common stock or other securities, or units and to the incorporation by reference therein of our report dated March 25, 2016, with respect to the consolidated financial statements of Rhino Resource Partners LP, included in Royal Energy Resources, Inc.’s Current Report on Form 8-K/A dated August 8, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

August 9, 2016